WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   QTR-1
<FISCAL-YEAR-END>                          OCT-31-1995
<PERIOD-END>                               JAN-31-1995
<CASH>                                       8,316,095
<SECURITIES>                                         0
<RECEIVABLES>                                3,420,440
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             136,741,958<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                 125,226,332<F2>
<TOTAL-LIABILITY-AND-EQUITY>               136,741,958<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             5,107,293<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             3,581,851
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              1,525,442
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          1,525,442
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 1,525,442
<EPS-PRIMARY>                                     7.76<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $119,566,104, investment in joint ventures of $2,741,452, net deferred expenses of $2,133,677 and other assets of $564,190.
<F2>Other Stockholders' Equity represents partners' capital.
<F3>Liabilities include accounts payable and accrued liabilities of
$787,881, minority interest in joint venture of $8,616,464, and other liabilities of $2,111,281.
<F4>Total revenue includes rent of $4,528,212, equity in earnings of joint venture of $77,803, and interest and other revenues of $501,278.
<F5>Represents net income per Unit of limited partnership interest.

